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                                                                Exhibit 99.11(a)

                                             [MAYER, BROWN, ROWE & MAW LLP LOGO]

November 26, 2003                                  Mayer, Brown, Rowe & Maw LLP
                                                   1675 Broadway
                                                   New York, New York 10019-5820

                                                   Main Tel (212) 506-2500
                                                   Main Fax (212) 262-1910
                                                   www.mayerbrownrowe.com

Morgan Stanley Institutional Fund Trust
One Tower Bridge
West Conshohocken, PA  19428

Ladies and Gentlemen:

     This opinion is being furnished to Morgan Stanley Institutional Fund Trust, a Pennsylvania business trust (the "Trust"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by the Trust in connection with the acquisition by the U.S. Small Cap Value Portfolio ("U.S. Small Cap"), a separate portfolio of the Trust, of substantially all the assets of the Strategic Small Value Portfolio ("Strategic Small"), a separate portfolio of the Trust, in exchange for shares of beneficial interest of U.S. Small Cap ("Shares") and the assumption by U.S. Small Cap of certain stated liabilities of Strategic Small pursuant to an Agreement and Plan of Reorganization dated as of October 23, 2003 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

     As to matters of Pennsylvania law contained in this opinion, we have relied upon the opinion of Morgan, Lewis and Bockius LLP, dated November 26, 2003.

     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in the Trust's Statement of Additional Information dated January 31, 2003 under the caption "Shareholder and Trustee Liability").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,



                                       /S/ MAYER, BROWN, ROWE & Maw LLP